Exhibit 99.1

  Montpelier Re Reports Comprehensive Income of $110 Million for the
                         Third Quarter of 2006


    HAMILTON, Bermuda--(BUSINESS WIRE)--Oct. 25, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) (the "Company") today reported comprehensive income for the quarter ended September 30, 2006 of $110 million, or $1.13 per diluted common share. Net income excluding net realized investment gains and losses was $76 million for the third quarter, or 78 cents per diluted common share.

    Fully converted book value per share (1) is $14.07 at September 30, 2006, which represents a return of 8.8 percent for the quarter and
20.5 percent for the year to date, inclusive of quarterly dividends of
7.5 cents per share (2).

    Anthony Taylor, Chairman and CEO, commented: "Our combined ratio was 58.3 percent, a reflection of a favorable pricing environment, the low level of catastrophe losses in the quarter, net zero development of the 2004 and 2005 hurricane reserves and $8 million of net favorable reserve development on prior accident years. The factors driving the strong pricing environment in our core lines of business show no immediate signs of abating."

    He continued, "A year-to-date return of 20.5 percent represents a solid result. We continue to believe that our focus on short-tail lines of business will prove to be the optimal strategy to maximize growth in book value per share over the long run."

    Please refer to the September 30, 2006 Financial Supplement, which is posted on the Company's website at www.montpelierre.bm, for more detailed financial information.

    (1) Fully converted book value per share at September 30, 2006 is based on total shareholders' equity at September 30, 2006 divided by common shares outstanding of 111,775,682 less 15,694,800 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 470,310 at September 30, 2006. Fully converted book value per share at June 30, 2006 is based on total shareholders' equity at June 30, 2006 divided by common shares outstanding of 107,875,959 less 11,800,000 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 478,421 at June 30, 2006. Warrants outstanding at September 30, 2006 and June 30, 2006 are not included in the calculations as the exercise price is greater than the book value per share.

    (2) The return for the quarter represents the change in fully converted book value per share from $13.00 at June 30, 2006 to $14.07 at September 30, 2006, after giving effect to the dividend of $0.075 per common share and per warrant, excluding 15,694,800 common shares subject to the share issuance agreement. The return for the year to date represents the change in fully converted book value per share from $11.86 at December 31, 2005 to $14.07 at September 30, 2006, after giving effect to the quarterly dividends and excluding the common shares subject to the share issuance agreement. For these purposes fully converted book value per share assumes that the warrants are not exercised if the book value per share is less than the strike price.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, October 26, 8.30 a.m.
Eastern Time.

    The presentation will be available via a live audio webcast accessible on the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through November 26, 2006 by dialing 1-877-660-6853 (toll-free) or
1-201-612-7415 (international) and entering the account # 286 and the conference ID # 215508.

    Montpelier Re Holdings Ltd., through its operating subsidiary
Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier Re may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to among other things increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, which we have filed with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made


                     MONTPELIER RE HOLDINGS LTD.
                     CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)



                                            As at           As at
                                          Sept. 30,        Dec. 31,
                                             2006            2005
                                         -------------- --------------
Assets                                    (Unaudited)

Investments and cash:
Fixed maturities, at fair value          $   2,636.4    $   2,307.1
Equity investments, at fair value              181.3          113.7
Other investments, at estimated fair
 value                                          37.1           31.5
Cash and cash equivalents                      268.8          450.1
                                         ------------   ------------

Total investments and cash                   3,123.6        2,902.4

Unearned premium ceded                          55.1           83.8
Premiums receivable                            270.9          270.9
Investment trades pending                          -            4.7
Securities lending collateral                  342.1          315.6
Funds withheld                                   1.2            1.5
Deferred acquisition costs                      42.9           53.4
Reinsurance receivable on paid losses            5.7           55.6
Reinsurance recoverable on unpaid losses       214.3          305.7
Accrued investment income                       26.0           22.1
Other assets                                    14.0           44.0
                                         ------------   ------------

Total Assets                             $   4,095.8    $   4,059.7
                                         ============   ============

Liabilities

Loss and loss adjustment expense
 reserves                                    1,341.4        1,781.9
Unearned premium                               325.3          262.8
Reinsurance balances payable                   106.5          205.1
Investment trades pending                       14.1              -
Securities lending payable                     342.1          315.6
Debt                                           352.3          249.1
Accounts payable, accrued expenses and
 other liabilities                              20.6           16.4
Dividends payable                                7.8            7.2
                                         ------------   ------------

 Total Liabilities                       $   2,510.1    $   2,838.1
                                         ------------   ------------

Minority Interest - Blue Ocean preferred
 shares                                         59.8           54.2
Minority Interest - Blue Ocean common
 shares                                        167.1          109.7
                                         ------------   ------------
 Total Minority Interest                       226.9          163.9
                                         ------------   ------------

Shareholders' Equity
Common voting shares and additional
 paid-in capital                             1,818.2        1,715.1
Accumulated other comprehensive loss            31.8           (9.1)
Retained deficit                              (491.2)        (648.3)
                                         ------------   ------------

 Total Shareholders' Equity                  1,358.8        1,057.7
                                         ------------   ------------

Total Liabilities, Minority Interest and
 Shareholders' Equity                    $   4,095.8    $   4,059.7
                                         ============   ============


Common voting shares outstanding
 (000's)(1)                                  111,776 sh      89,178 sh
Common voting and common equivalent
 shares outstanding (000's)(1)               112,246         96,360

Book value per share:

 Basic book value per common voting
  share                                  $     14.14    $     11.86
                                         ============   ============
 Fully converted book value per common
  voting and common equivalent share     $     14.07    $     11.86
                                         ============   ============
 (1) Includes shares subject to issuance agreement of 15,694,800 at September 30, 2006.


                     MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)



                                  Three Months        Nine Months
                                      Ended               Ended
                                  September 30,       September 30,
                                   (Unaudited)         (Unaudited)
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Underwriting revenues

Gross premiums written         $  121.0  $  290.0  $  642.1  $  871.9
Reinsurance premiums ceded        (13.2)    (52.3)   (116.7)   (123.2)
                               --------- --------- --------- ---------
Net premiums written              107.8     237.7     525.4     748.7

Gross premiums earned             190.0     338.1     579.6     779.0
Ceded reinsurance premiums
 earned                           (38.6)    (56.7)   (145.5)    (90.0)
                               --------- --------- --------- ---------
Net premiums earned               151.4     281.4     434.1     689.0

Loss and loss adjustment
 expenses                          43.2   1,159.4     159.5   1,320.4
Acquisition costs                  27.3      43.2      91.1     130.5
General and administrative
 expenses                          17.9     (13.3)     47.6      17.1

                               --------- --------- --------- ---------
Underwriting income (loss)         63.0    (907.9)    135.9    (779.0)
                               --------- --------- --------- ---------

Net investment income              33.1      20.6      92.3      61.1
Financing expense                   6.8       4.1      20.9      12.4
Other income                        2.5         -       5.3         -
Other expense                       3.3         -      11.1         -
Minority interest                  13.0         -      26.4         -

                               --------- --------- --------- ---------
Operating income (loss)(2)         75.5    (891.4)    175.1    (730.3)
                               --------- --------- --------- ---------

Net realized gains (losses)         7.1      17.1      (2.3)     46.3
Foreign exchange                    0.7      (0.8)      7.9      (7.9)

                               --------- --------- --------- ---------
Net income (loss)              $   83.3  $ (875.1) $  180.7  $ (691.9)
                               --------- --------- --------- ---------

Other comprehensive income
 (loss) items                      26.6     (21.8)     40.9     (58.4)

                               --------- --------- --------- ---------
Comprehensive income (loss)    $  109.9  $ (896.9) $  221.6  $ (750.3)
                               ========= ========= ========= =========


Earnings (loss) per share:

 Basic income (loss) per share $   0.87  $ (12.16) $   1.96  $ (10.49)
 Diluted income (loss) per
  share                        $   0.86  $ (12.16) $   1.95  $ (10.49)

 Diluted operating income
  (loss) per share(2)          $   0.78  $ (12.39) $   1.89  $ (11.07)
 Diluted comprehensive income
  (loss) per share             $   1.13  $ (12.47) $   2.39  $ (11.38)

Insurance ratios:

 Loss ratio                        28.5%    412.0%     36.7%    191.6%
 Expense ratio                     29.8%     10.7%     32.0%     21.4%
                               --------- --------- --------- ---------
 Combined ratio                    58.3%    422.7%     68.7%    213.0%
                               --------- --------- --------- ---------
(2) Excludes realized gains and losses and movement in unrealized gains and losses on investments, and foreign exchange.


    CONTACT: Montpelier Re Holdings Ltd.
             Investors:
             William Pollett, 441-297-9576
             SVP & Treasurer
             or
             Media:
             Jeannine Klein Menzies, 441-297-9570
             Corporate Affairs Manager